Exhibit 1.2

To:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
250 Vesey Street
New York, New York
10080

Attention: Oscar Loynaz

25 April 2008

Ladies and Gentlemen:

We refer to the Amended and Restated Distribution Agreement dated 4 September 2007 and entered into in respect of certain Medium-Term Notes, Series A (the “Securities”), between Barclays Bank PLC and Barclays Capital Inc. (the “Distribution Agreement”). We have the pleasure of inviting you to become an Agent subject to and in accordance with the terms of Section 10(b) of the Distribution Agreement. Please return to us a copy of this letter signed by an authorised signatory whereupon you will become an Agent for the purposes of the Distribution Agreement, with all the authority, rights, powers, duties and obligations of an Agent under the Distribution Agreement, provided, however, that solely for the purposes of the exercise and fulfillment of such authority, rights, powers, duties and obligations by you, the Distribution Agreement shall include the amendments detailed in Schedule I to this letter.

Terms defined in the Distribution Agreement have the same meaning in this letter. This letter is governed by, and shall be construed in accordance with, the laws of the State of New York.

Very truly yours,

Barclays Bank PLC

By	/s/ Philippe El-Asmar
Name:	Philippe El-Asmar
Title:	Managing Director

Confirmation

We hereby accept the appointment as an Agent in accordance with Section 10(b) of the Distribution Agreement and accept all of the duties and obligations under, and the terms and conditions of, the Distribution Agreement, upon the terms of, and subject to the amendments set forth in, this letter.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Scott Primrose
Name:	Scott Primrose
Title:	Authorised Signatory

Schedule 1

1.1	Section 1(c): in the fifth line, the words “and Schedule II(c)” shall be added after the words “Schedule II(a)”. In the ninth line, the phrase “and the documents, if any, listed in Schedule II(c)” shall be added after the words “Schedule II(a)”.

1.2	Section 1(e): in the fifth line, the word “prospects,” shall be added after the word “condition,”.

1.3	Section 1(f) shall be deleted in its entirety and replaced with the following paragraph:

“The Bank has been duly incorporated and is validly existing as a corporation under the laws of England, and each of the Bank’s Principal Subsidiaries has been duly formed and is validly existing as a legal entity under the laws of the jurisdiction in which it was formed, in each case with corporate power and authority to own its properties and conduct its business as described in the Prospectus as amended or supplemented, and has in full force and effect all permits, certificates, franchises, licenses, authorizations and similar approvals necessary in connection with the operation of its business with such exceptions as do not and will not materially adversely affect the business, financial condition, shareholders’ equity or results of operations of the Bank. (The term “Principal Subsidiary” means any subsidiary of the Bank which, together with its subsidiaries, either (i) held, at the date of the latest audited financial statements included or incorporated by reference in the Prospectus, more than 10% of the assets, or (ii) for the year covered by such financial statements contributed more than 10% of the revenues or net income of the Bank and its subsidiaries on a consolidated basis);”

1.4	Section 1(h): in the fourth line, the word “prospects,” shall be added after the word “condition,”.

1.5	Section 1(k): in the fourth line, a comma shall be added after the word “prospectus)” and the word “and” removed. In the sixth line, the words “and (D) at the time of the use of any Issuer Free Writing Prospectus,” shall be added after the words “under the Act,”. In the eighth line, the words “and as at the Applicable Time (with such date being used as the determination date for purposes of this clause (ii))” shall be added after the word “Securities” and the words “and is not” shall be added after the words “was not”.

1.6	Section 1(o) shall be added and shall appear as follows:

“The Bank is not immune from suit in any relevant court in the United Kingdom.”

1.7	Section 4(c): in the fourth and fifth lines, the words “in a form satisfactory to Barclays Capital Inc.” shall be deleted. In the sixth line, the words “in a form satisfactory to Barclays Capital Inc.” shall be deleted.

1.8	Section 4(j): in the seventh line, the words “and Time of Sale” shall be added after the word “Delivery”.

1.9	Section 4(m): in the seventh and fourteenth lines, the reference to “6(d)” shall be deleted and replaced with a reference to “6(f)”.

1.10	Section 4(n): in the sixth and ninth lines, the reference to “6(i)” shall be deleted and replaced with a reference to “6(k)”.

1.11	Section 4(o): in the third, seventh and eight lines, the reference to “6(e)” shall be deleted and replaced with a reference to “6(g)”. In the fourth line, the reference to “6(f)” shall be deleted and replaced with a reference to “6(h)” and the reference to “6(h)” shall be deleted and replaced with a reference to “6(j)”. In the fourth, seventh and eighth lines, the reference to “6(g)” shall be deleted and replaced with a reference to “6(i)”.

1.12	Section 4(q)(ii): in the first line, the word “severally” shall be added after the words “Each Agent”. In the third line, the words “that would be required to be filed with the Commission” shall be added after the word “Act” and the words “and Barclays Capital Inc.” shall be deleted.

1.13	Section 4(q)(iii): in the third line, the words “and Merrill Lynch, Pierce, Fenner & Smith Incorporated for issuances in which it is participating” shall be added after the word “Inc.”

1.14	Section 4(s): in the sixth line, the word “written (including electronic)” shall be added after the word “prompt”.

1.15	Section 6: in the seventh line, the reference to “4(h)” shall be deleted and replaced with a reference to “4(j)”.

1.16	Section 6(b): in the third line, the reference to “4(h)” shall be deleted and replaced with a reference to “4(k)”.

1.17	Section 6(c): in the third line, the reference to “4(i)” shall be deleted and replaced with a reference to “4(l)”.

1.18	Section 6(c)(vi): in the first line from the bottom, the work “Bank” shall be deleted and replaced with the word “Agent”.

1.19	Section 6(d) shall be deleted in its entirety and replaced with the following paragraph:

“(i) Not later than 30 days following the date of the most recent annual report on Form 20-F of the Bank filed with the Commission and incorporated by reference into the Registration Statement, each of Sullivan & Cromwell LLP, United States counsel for the Bank, and

Linklaters LLP, United States counsel for the Agent, shall have furnished to such Agent a disclosure letter of a similar tenor to that set forth in Section 6(c)(vi) above with respect to the statements made in such annual report on Form 20-F; provided, however, that the Bank may elect not to comply with this paragraph (d) for any period or periods that the Bank reasonably determines are necessary in order to avoid premature disclosure of material, nonpublic information; provided, further, that if the Bank so elects to delay compliance with the condition stated in this paragraph (d) such Agent shall be under no obligation to solicit offers to subscribe for Securities during the period or periods of such delay; and (ii) not later than 10:00 a.m., New York City time, on the day of the Time of Delivery specified in the applicable Terms Agreement referred to in Section 4(m) hereof, Linklaters LLP, English and United States counsel for the Agent, shall have furnished the Agent such counsel’s United States written opinion(s), dated as of such date, in form and substance satisfactory to the Agent;”

1.20	Section 6(f): in the seventh line, the reference to “paragraph (d)” shall be deleted and replaced with a reference to “paragraph (f)”.

1.21	Section 6(g): in the fifth line, the word “prospects,” shall be added after the word “financial condition,”.

1.22	Section 6(i): in the sixth line, the words “or in securities of the Bank” shall be added after the word “generally”. In the ninth line, the phrase “or a material disruption in securities settlement, payment or clearance services in the United States or the United Kingdom” shall be added after the word “Kingdom”.

1.23	Section 6(j): in the eleventh, twelfth and seventeenth lines, the reference to “6(e)” shall be deleted and replaced with a reference to “6(g)”. In the eleventh, twelfth and seventeenth lines, the reference to “6(f)” shall be deleted and replaced with a reference to “6(h)”. In the eleventh, thirteenth, fifteenth and seventeenth lines, the reference to “6(g)” shall be deleted and replaced with a reference to “6(i)”. In the sixteenth and eighteenth lines, the references to “6(h)” shall be deleted and replaced with a reference to “6(j)”.

1.24	Section 6(k): in the second line, the reference to “4(h)” shall be deleted and replaced with a reference to “4(j)”. In the sixth line, the reference to “(e)” shall be deleted and replaced with a reference to “(g)”.

1.25	Section 7(a) shall be deleted in its entirety and replaced with the following paragraph:

“The Bank will indemnify and hold harmless each Agent against any losses, claims, damages or liabilities, joint or several, to which such Agent may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, any preliminary prospectus supplement, the Registration Statement, the Prospectus, the Prospectus as amended or supplemented and any other prospectus relating to the Securities, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Agent for any legal or other expenses reasonably incurred by such Agent in connection with investigating or defending any such action or claim; provided, however, that the Bank shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Prospectus, any preliminary prospectus supplement, the Registration Statement, the Prospectus as amended or supplemented and any other prospectus relating to the Securities or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Bank by such Agent expressly for use therein.”

1.26	Section 7(c): the following text shall be added after the final sentence of the paragraph:

“If the named parties in any action (including any impleaded parties) include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties at the expense of the indemnifying party, such counsel selection to be subject to the approval of the indemnifying party (such approval not to be unreasonably withheld); provided, however, that the indemnifying party shall not be responsible for the expenses of more than one separate counsel for all indemnified parties (including one local counsel, if necessary, in the applicable jurisdiction). No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is a party and indemnity has been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any Agent or controlling person. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify any indemnified party from and against any loss or liability by reason of such settlement or judgment.”

1.27	Section 7(e): in the third line, the reference to “Section 9” shall be deleted and replaced with a reference to “Section 7”.

1.28	Section 17(c): in the first line, the number “18” shall be deleted and replaced with the number “17”.

1.29	SCHEDULE I TO ANNEX I: the defined term “Applicable Time” shall be added below “Time of Delivery”

1.30	SCHEDULE I TO ANNEX I: the clause “[(4) Opinions of Counsel to the Agent(s) referred to in Section 6(d)]” shall be added after the clause “[(3) The officers’ certificate referred to in Section 4(n)]”.

1.31	ANNEX III: shall be deleted in its entirety and replaced with the following:

“Accountant’s Letter

Pursuant to Sections 4(m) and 6(f), as the case may be, of the Amended and Restated Distribution Agreement, the Bank’s independent certified public accountants shall furnish letters in the form contemplated by Statement on Auditing Standards 72 of the Auditing Standards Board of the American Institute of Certified Public Accountants, in form and substance satisfactory to the Agent.”